SECOND AMENDED
AND RESTATED BYLAWS

OF
COMMVAULT SYSTEMS, INC.,
A DELAWARE CORPORATION
May, 2019

ARTICLE I	CORPORATE OFFICES 1

1.1	Registered Office 1

1.2	Other Offices 1

ARTICLE II	MEETINGS OF STOCKHOLDERS 1

2.1	Place of Meetings 1

2.2	Annual Meeting 1

2.3	Special Meeting 1

2.4	Notice of Stockholders’ Meetings 2

2.5	Advance Notice of Stockholder Nominees and Stockholder Business 2

2.6	Conduct of Business 4

2.7	Quorum 4

2.8	Voting 5

2.9	Stockholder Votes on Precatory Proposals 6

2.10	Voting Procedures and Inspections of Elections 6

2.11	Stockholder Action by Written Consent Without a Meeting 7

2.12	Record Date for Stockholder Notice; Voting 7

2.13	Proxies 7

2.14	List of Stockholders Entitled to Vote 7

2.15	Proxy Access 8

ARTICLE III	DIRECTORS 16

3.1	Powers 16

3.2	Number 16

3.3	Classes of Directors 16

3.4	Resignation and Vacancies 17

3.5	Place of Meetings; Meetings by Telephone 18

3.6	Meetings 19

3.7	Quorum 19

3.8	Waiver of Notice 19

3.9	Adjourned Meeting; Notice 20

3.10	Conduct of Business 20

3.11	Action by Means of Conference Telephone or Similar Communications Equipment 20

3.12	Board Action by Written Consent Without a Meeting 20

3.13	Fees and Compensation of Directors 20

3.14	Removal of Directors 21

ARTICLE IV	COMMITTEES 21

4.1	Committees of Directors 21

4.2	Committee Minutes 21

4.3	Meetings and Action of Committees 21

ARTICLE V	OFFICERS 22

5.1	Officers 22

5.2	Appointment of Officers 22

5.3	Removal and Resignation of Officers 22

5.4	Chairman of the Board 22

5.5	Chief Executive Officer 23

5.6	President 23

5.7	Vice President 23

5.8	Secretary 23

5.9	Chief Financial Officer 24

5.10	Assistant Secretary 24

5.11	Controller 24

5.12	Authority and Duties of Officers 24

ARTICLE VI	INDEMNITY 25

6.1	Third Party Actions 25

6.2	Actions by or in the Right of the Corporation 25

6.3	Successful Defense 25

6.4	Determination of Conduct 26

6.5	Payment of Expenses in Advance 26

6.6	Indemnity Not Exclusive 26

6.7	Insurance Indemnification 26

6.8	The Corporation 26

6.9	Employee Benefit Plans; Fines; Serving at the Request of the Corporation 27

6.10	Continuation of Indemnification and Advancement of Expenses 27

6.11	Severability 27

ARTICLE VII	RECORDS AND REPORTS 28

7.1	Maintenance and Inspection of Records 28

7.2	Inspection by Directors 28

7.3	Representation of Shares of Other Corporations 28

ARTICLE VIII	GENERAL MATTERS 29

8.1	Checks 29

8.2	Execution of Corporate Contracts and Instruments 29

8.3	Stock Certificates; Partly Paid Shares 29

8.4	Special Designation on Certificates 30

8.5	Lost Certificates 30

8.6	Construction; Definitions 30

8.7	Dividends 30

8.8	Fiscal Year 31

8.9	Seal 31

8.10	Transfer of Stock 31

8.11	Stock Transfer Agreements 31

8.12	Registered Stockholders 31

ARTICLE IX	AMENDMENTS 31

9.1	Amendments 31

AMENDED AND RESTATED
BYLAWS
OF
COMMVAULT SYSTEMS, INC.,
A DELAWARE CORPORATION
ARTICLE I

CORPORATE OFFICES
1.1    REGISTERED OFFICE
The registered office of the Corporation shall be 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of the registered agent of the Corporation at such location is The Prentice-Hall Corporation System, Inc.
1.2    OTHER OFFICES
The Board of Directors may at any time establish other offices at any place or places where the Corporation is qualified to do business.
ARTICLE II

MEETINGS OF STOCKHOLDERS
2.1    PLACE OF MEETINGS
Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the Corporation.
2.2    ANNUAL MEETING
The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors. At the meeting, Directors shall be elected and any other proper business may be transacted.
2.3    SPECIAL MEETING
Except as otherwise required by law, special meetings of the stockholders may be called only in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation as amended from time to time in the manner set forth therein and in the General Corporation Law of Delaware (the “Certificate”).
2.4    NOTICE OF STOCKHOLDERS’ MEETINGS
Except as otherwise required by law or by the Certificate or these Bylaws, notice of each annual or special meeting of the stockholders shall be given to each stockholder of record entitled to vote at such meeting not less than 10 nor more than 60 days before the day on which the meeting is to be held by delivering written notice thereof to him or her personally, or by mailing a copy of such notice, postage prepaid, directly to him or her at his or her address as it appears in the records of the Corporation, or by transmitting such notice thereof to him or her at such address by telegraph, cable or other telephonic transmission. Every such notice shall state the place, the date and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise required by law, notice of any meeting of stockholders shall not be required to be given to any stockholder who attends such meeting in person or by proxy or who shall, in person or by duly authorized attorney, waive such notice in writing, either before or after such meeting. Except as otherwise required by law or provided in these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the stockholders need be specified in any such notice or waiver of notice. Notice of any adjourned meeting of stockholders shall not be required to be given, except when expressly required by law or these Bylaws. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
2.5    ADVANCE NOTICE OF STOCKHOLDER NOMINEES AND STOCKHOLDER BUSINESS
Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at a meeting of stockholders only:
(i)    pursuant to the Corporation’s notice of meeting (or any supplement thereto),
(ii)    by or at the direction of the Board of Directors, or
(iii)    by any stockholder of the Corporation entitled to vote at the meeting who complies with the applicable requirements of this Section 2.5 and Section 2.15 of this Article II.
If a stockholder desires to submit a proposal for consideration at an annual or special stockholders’ meeting, or to nominate persons for election as Directors at any stockholders’ meeting duly called for the election of Directors, written notice of such stockholder’s intent to make such a proposal or nomination must be given and received by the Secretary at the principal executive offices of the Corporation either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 90 days prior to the anniversary date of the date on which notice of the prior year’s annual meeting was mailed to stockholders, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders. Each notice shall describe the proposal or nomination in sufficient detail for the proposal or nomination to be summarized on the agenda for the meeting and shall set forth:
(i) the name and address, as it appears on the books of the Corporation, of the stockholder who intends to make the proposal or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is made;
(ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination;
(iii) whether the stockholder plans to deliver or solicit proxies from other stockholders; and
(iv) the class and number of shares of the Corporation which are beneficially owned, and owned of record, by the stockholder. In addition, in the case of a stockholder proposal, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of the stockholder in such business.
In the case of a nomination of any person for election as a Director, the notice shall set forth:
(i) the name and address of any person to be nominated;
(ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
(iii) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(iv) a questionnaire, representation and agreement to furnish such information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation, or that could be material to a reasonable stockholder’s understanding of the independence and other qualifications, or lack thereof, of such nominee, that has been completed and signed by both such stockholder (as well as the beneficial owner, if any, on whose behalf the nomination is made) and such nominee (such form of questionnaire, representation and agreement to be made available following a written request by the stockholder and nominee delivered to the Secretary of the Corporation at the principal executive offices of the Corporation);
(v) the consent of each nominee to serve as a Director of the Corporation if so elected. The presiding officer of the annual or special meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the applicable procedures set forth in this Section 2.5 and Section 2.15 of this Article II, and any such proposal or nomination not properly brought before the meeting shall not be considered;
(vi)    a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with the foregoing including any direct or indirect compensation and other material monetary agreements, arrangements or undertakings between such stockholder or such beneficial owner (and their respective affiliates) and any nominee (and his or her respective affiliates), which shall include all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder or beneficial owner were the “registrant” pursuant to Regulation S-K and if the nominee were a director or executive officer of such registrant;
(vii)    a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the Corporation,
(viii)    a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and
(ix)    a completed and signed questionnaire referenced in subsection (iv) of this paragraph.
Stockholders who wish to nominate persons for election as Directors may also utilize the proxy access rights set forth in Section 2.15 hereof, in which case such nomination shall comply with the procedures set forth in such provision.

2.6    CONDUCT OF BUSINESS
Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such matters as the regulation of the manner of voting and conduct of business.
2.7    QUORUM
The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting, or (ii) the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
2.8    VOTING
(a)    The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Sections 2.12 and 2.14 of these Bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements). Except as may be otherwise provided in the Certificate, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
(b)    When a quorum is present or represented at any meeting, action on any matter, other than the election of Directors, shall be approved by the affirmative vote of a majority of votes cast with respect to the such matter, unless the question is one upon which, by express provisions of the General Corporation Law of Delaware or of the Certificate, a different vote or voting by classes is required, in which case such express provision shall govern and control the decision of the question. A majority of votes cast means that the number of votes cast “for” such matter must exceed the number of votes cast “against” that matter. Abstentions and broker non-votes shall not counted as a vote cast either “for” or “against” a matter and accordingly shall be disregarded for purposes of determining whether the matter was approved.
(c)    When a quorum is present or represented at any meeting for the election of Directors, the vote required for election of a Director by stockholders, other than in a contested election, shall be the affirmative vote of a majority of votes cast with respect to the Director nominee. A majority of votes cast means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” or “withheld” from that Director nominee. In a contested election, Directors shall be elected by a plurality of the votes cast, such that the nominees receiving the greatest number of votes cast “for” their election, up to the number of Directors to be elected, shall be elected. Abstentions and broker non-votes shall not be counted as a vote cast either “for” or “against” or “withheld” from a Director nominee and accordingly shall be disregarded for purposes of determining whether the nominee was elected as Director.
The election is “contested” if (i) the Secretary of the Corporation has received a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for Director set forth in Section 2.5 of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth business day preceding the date the Corporation first mails its notice of meeting to the stockholders.

2.9    STOCKHOLDER VOTES ON PRECATORY PROPOSALS
In order for the stockholders to adopt or approve any precatory proposal submitted to them for the purpose of requesting the Board of Directors to take certain actions, a majority of the outstanding stock of the Corporation entitled to vote thereon must be voted in favor of the proposal.
2.10    VOTING PROCEDURES AND INSPECTIONS OF ELECTIONS
(a)    The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.
(b)    The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
(c)    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.
(d)    In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 212(c)(2) of the General Corporation Law of Delaware, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted in this Section 2.10, the inspectors at the time they make their certification pursuant to subsection (b)(v) of this Section 2.10 shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
2.11    STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by a consent in writing by any such stockholders.
2.12    RECORD DATE FOR STOCKHOLDER NOTICE; VOTING
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.
If the Board of Directors does not so fix a record date, the fixing of such record date shall be governed by the provisions of Section 213 of the General Corporation Law of Delaware.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
2.13    PROXIES
Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by a written proxy, signed by the stockholder and filed with the Secretary, but no such proxy shall be voted or acted upon after 3 years from its date, unless the proxy expressly provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney‑in‑fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the General Corporation Law of Delaware.
2.14    LIST OF STOCKHOLDERS ENTITLED TO VOTE
The officer who has charge of the stock ledger of a Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The stock ledger shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders and of the number of shares held by each such stockholder.
2.15    PROXY ACCESS
(a)     Inclusion of Nominee in Proxy Materials. Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.15, the Corporation shall include in its proxy materials for such annual meeting, in addition to any persons nominated for election by the Board of Directors or a committee appointed by the Board of Directors, the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by a stockholder, or by a group of no more than twenty (20) stockholders, that has satisfied (individually or, in the case of a group, collectively) all applicable conditions and has complied with all applicable procedures set forth in this Section 2.15 (an “Eligible Stockholder,” which shall include an eligible stockholder group), and that expressly requests through a timely-submitted Nomination Notice (as defined below) to have its nominee included in the Corporation’s proxy materials for such annual meeting pursuant to this Section 2.15.
(b)     Required Information. For purposes of this Section 2.15, the “Required Information ” that the Corporation will include in its proxy materials is (1) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act; and (2) if the Eligible Stockholder so elects, a Supporting Statement (as defined below).
(c)     Delivery of Nomination Notice. To be timely, a stockholder’s Nomination Notice must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (i) with respect to an annual meeting of stockholders, no earlier than the 150th day, and not later than the close of business on the 120th day prior to the anniversary date of the Corporation’s proxy materials for its most recent annual meeting of stockholders was mailed to stockholders or (ii) with respect to a special meeting of stockholders, not later than the close of business on the 10th day following the day on which notice of such meeting was first sent or given to stockholders. In no event shall any adjournment or postponement of an annual meeting or any public announcement thereof commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 2.15, including without limitation, Section 2.15(G) and 2.15(I) (other than information and documents contemplated to be provided after the date the Nomination Notice is provided), have been delivered to or, if sent by mail, received by the Secretary of the Corporation.
(d)     Permitted Number of Stockholder Nominees.
(1) The maximum aggregate number of Stockholder Nominees nominated by Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders (the “ Permitted Number ”) shall not exceed the greater of (a) two or (b) twenty percent (20%) of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 2.15, or if such amount is not a whole number, the closest whole number below twenty percent (20%); provided, however, that the Permitted Number shall be reduced by (i) any Stockholder Nominee who is subsequently withdrawn or that the Board of Directors decides to nominate for election itself and (ii) the number of incumbent directors who were Stockholder Nominees at any of the preceding three annual meetings (including any individual covered under clause (i) above) and whose election at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.15(C) above but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.
(2) Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.15 shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.15 exceeds the Permitted Number provided for pursuant to subsection (D)(1) above, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.15 of each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order by the number (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder disclosed as Owned (as defined below) in its respective Nomination Notice submitted to the Corporation pursuant to this Section 2.15. If the Permitted Number is not reached after the highest-ranking Stockholder Nominee who meets the requirements of this Section 2.15 of each Eligible Stockholder has been selected, this process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e)     Ownership. For purposes of this Section 2.15, an Eligible Stockholder shall be deemed to “Own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (a) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (b) borrowed by such stockholder or any of its affiliates for any purpose, or purchased by such stockholder or any of its affiliates subject to an agreement to resell, or (c) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which (1) the person has loaned such shares, provided that the person has the power to recall such loaned shares on no more than five (5) business days’ notice and includes with the Nomination Notice an agreement that it (a) will promptly recall such loaned shares upon being notified by the Corporation that any of its Stockholder Nominees will be included in the Corporation’s proxy materials and (b) will continue to hold such recalled shares (including the right to vote such shares) through the date of the annual meeting of stockholders; or (2) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of common stock of the Corporation are “Owned” for purposes of this Section 2.15 shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 2.15, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act.
(f)     Eligible Stockholder. In order to make a nomination pursuant to this Section 2.15, an Eligible Stockholder or group of up to twenty (20) Eligible Stockholders must have Owned (as defined above) continuously for at least three (3) years at least the number of shares of common stock of the Corporation that shall constitute three percent (3%) or more of the voting power of the outstanding common stock of the Corporation (the “Required Shares”) as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice, and must continue to own the Required Shares through and including the date of the annual meeting. For this purpose, two or more funds or trusts that are (a) under common management and investment control, (b) under common management and funded primarily by the same employer, or (c) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (each, a “ Qualifying Fund ”), shall be treated as one stockholder or beneficial owner. No person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.15. If a group of stockholders aggregates Ownership of shares in order to meet the requirements under this Section 2.15, (1) all shares held by each stockholder constituting their contribution to the foregoing three percent (3%) threshold must have been held by that stockholder continuously for at least three (3) years and through the date of the annual meeting, and evidence of such continuous Ownership shall be provided as specified in subsection (G)(1) below, (2) each provision in this Section 2.15 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their stockholdings in order to meet the three percent (3%) Ownership requirement of the “Required Shares” definition) and (3) a breach of any obligation, agreement or representation under this Section 2.15 by any member of such group shall be deemed a breach by the Eligible Stockholder. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall be deemed to own only the shares held by the remaining members of the group.
(g)     Information to be Provided by Eligible Stockholder. An Eligible Stockholder making a nomination pursuant to this Section 2.15 must provide the following information in writing to the Secretary of the Corporation at the principal executive offices of the Corporation concurrently with submission of the Nomination Notice:
(1) evidence of continuous ownership of shares during the requisite three (3)-year holding period in a form that the Board of Directors or its designee, in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8 under the Exchange Act, as such rule may be amended, including (a) one or more written statements from the Eligible Stockholder (and from each other record holder of the shares and intermediary through which the shares are or have been held during the requisite holding period) specifying, as of a date within seven (7) days prior to the date the Nomination Notice is received by the Secretary of the Corporation, the number of shares of common stock of the Corporation that the Eligible Stockholder Owns, and has continuously Owned for three (3) years preceding the date of the Nomination Notice, and (b) the Eligible Stockholder’s agreement to provide, within five (5) business days after the later of the record date for the annual meeting and the date on which the record date is first publicly disclosed by the Corporation, written statements from the Eligible Stockholder, record holder and intermediaries verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through the record date; provided that statements meeting the requirements of Schedule 14N will be deemed to fulfill this requirement;
(2) the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected, together with the information and representations that would be required to be set forth in a stockholder’s notice of a nomination pursuant to Section 2.5 hereof;
(3) a copy of the Schedule 14N that has been or is concurrently being filed by such Eligible Stockholder with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act, as such rule may be amended;
(4) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of Schedule 14N;
(5) a representation and undertaking (a) that the Eligible Stockholder (i) did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (ii) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated by it pursuant to this Section 2.15, (iii) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (iv) has not distributed and will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation, and (v) will Own the Required Shares through the date of the annual meeting of stockholders; (b) that the facts, statements and other information in all communications with the Corporation and its stockholders are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (c) as to whether or not the Eligible Stockholder intends to maintain qualifying Ownership of the Required Shares for at least one year following the annual meeting;
(6) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all such members with respect to the nomination and all matters related thereto, including any withdrawal of the nomination;
(7) an agreement in form satisfactory to the Board of Directors pursuant to which the Eligible Stockholder agrees to (a) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (b) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee(s) pursuant to this Section 2.15, and (c) comply with all other laws, rules and regulations applicable to any actions taken pursuant to this Section 2.15, including any nomination, solicitation or election in connection with the annual meeting of stockholders; and
(8) in the case of a Qualifying Fund whose share Ownership is counted for purposes of qualifying as an Eligible Stockholder, documentation from the Qualifying Fund reasonably satisfactory to the Board of Directors that demonstrates that it meets the requirements of a Qualifying Fund set forth in Section 2.15(F) above.
(h)     Representations and Agreement of the Stockholder Nominee. Concurrently with delivery of the Nomination Notice, a Stockholder Nominee must deliver to the Secretary of the Corporation a written representation and agreement (in the form provided by the Secretary upon written request) pursuant to which the Stockholder Nominee represents that he or she: (a) has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Corporate Governance Policies and Code of Business Conduct and Ethics and any other Corporation policies and guidelines applicable to Directors in each case as in effect from time to time (including, but not limited to, any provision therein requiring a Director to offer his or her resignation in specified circumstances); (b) qualifies as independent under the listing standards of the principal U.S. exchange upon which the Corporation’s common stock is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors (the “ Applicable Independence Standards ”); (c) meets the director qualifications, if any, set forth in these Bylaws; and (d) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee. The Stockholder Nominee must also provide information regarding any position of the Stockholder Nominee as an officer or director of any competitor of the Corporation, within the three years preceding the submission of the Nomination Notice.
At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five (5) business days of such request, submit all completed and signed questionnaires required of the Corporation’s directors and officers. The Corporation may request such additional information (1) as may be reasonably necessary to permit the Board of Directors or any committee thereof to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the Corporation’s common stock is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors (the “ Applicable Independence Standards ”) and otherwise to determine the eligibility of each Stockholder Nominee to serve as a director of the Corporation, or (2) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of each Stockholder Nominee.
(i)     Supporting Statement. The Eligible Stockholder may, at its election, include with the Nomination Notice a written statement for inclusion in the Corporation’s proxy statement for the annual meeting of stockholders, not to exceed five hundred (500) words per nominee, in support of each Stockholder Nominee’s candidacy (the “Supporting Statement”). Any Supporting Statement must be received concurrently with the Nomination Notice.
Notwithstanding anything to the contrary contained in this Section 2.15, the Corporation may omit from its proxy materials, or may supplement or correct, any information or Supporting Statement (or portion thereof) if the Board of Directors determines, in good faith that:
(i)     such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(ii)     such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(iii)     the inclusion of such information would otherwise violate Regulation 14A of the Exchange Act, or any other applicable law, rule or regulation listing standard.
Nothing in this Section 2.15 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.
(j)     True, Correct and Complete Information. In the event that any information or communications provided by any Eligible Stockholder or Stockholder Nominee to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 2.15. In addition, any person providing any information to the Corporation pursuant to this Section 2.15 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the corporation not later than five (5) business days after the later of the record date for the annual meeting and the date on which the record date is first publicly disclosed by the Corporation (in the case of any update and supplement required to be made as of the record date), and not later than seven (7) business days prior to the date of the annual meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of ten (10) business days prior to the meeting).
(k)     Limitation on Stockholder Nominees. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at such annual meeting will be ineligible to be a Stockholder Nominee pursuant to this Section 2.15 for the next two (2) annual meetings of stockholders.
(l)     Exceptions. Notwithstanding anything to the contrary set forth herein, the Corporation shall not be required to include, pursuant to this Section 2.15, any Stockholder Nominee in its proxy materials for any meeting of stockholders (1) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (2) if the Corporation receives notice, whether or not subsequently withdrawn, pursuant to Section 2.5 of these Bylaws that any stockholder intends to nominate any nominee for election to the Board of Directors at such meeting, (3) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors or any committee thereof, (4) whose nomination or election as a member of the Board Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal exchanges upon which the Corporation’s shares of common stock are listed or traded, or any applicable law, rule or regulation, (5) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (6) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (7) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (8) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors, (9) if such Stockholder Nominee or the applicable Eligible Stockholder otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 2.15, (10) if the applicable Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not Owning the Required Shares through the date of the applicable annual meeting of stockholders, (11) the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 2.15 at one of the Corporation’s two preceding annual meetings of stockholders and either (1) withdrew or became ineligible or (2) received a vote of less than 20% of the votes cast for such Nominee, or (12) the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 2.15.
(m)     Disqualifications. Notwithstanding anything to the contrary set forth herein, if (1) a Stockholder Nominee is included in the Corporation’s proxy materials for the annual meeting but subsequently is determined not to satisfy the eligibility requirements of this Section 2.15 or any other provision of the Corporation’s Bylaws, Certificate of Incorporation, Corporate Governance Guidelines, Corporate Governance Policies or other applicable regulation at any time before the annual meeting, (2) a Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached any of its obligations, agreements or representations, or fails to comply with its or their obligations pursuant to this Section 2.15, (3) a Stockholder Nominee dies, becomes disabled, becomes unwilling to serve as a director or otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 2.15 or unavailable for election at the annual meeting, or (4) the applicable Eligible Stockholder otherwise ceases to be an Eligible Stockholder for any reason, including but not limited to not Owning the Required Shares through the date of the applicable annual meeting of stockholders, in each case as determined by the Board of Directors, any committee thereof or the person presiding at the annual meeting, (x) the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting, (y) the Corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder and (z) the Board of Directors or the person presiding at the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation. In addition, if the Eligible Stockholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 2.15, such nomination shall be declared invalid and disregarded as provided in clause (z) above.
(n)     Filing Obligation. The Eligible Stockholder (including any person who Owns shares of common stock of the Corporation that constitute part of the Eligible Stockholder’s Ownership for purposes of satisfying Section 2.15(E) hereof) shall file with the Securities and Exchange Commission any solicitation materials with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation materials under Regulation 14A of the Exchange Act.
ARTICLE III

DIRECTORS
3.1    POWERS
Subject to the provisions of the General Corporation Law of Delaware and any limitations in the Certificate or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.
3.2    NUMBER
The authorized number of Directors of the Corporation shall be set from time to time in accordance with a resolution or resolutions adopted by the Board of Directors.
3.3    CLASSES OF DIRECTORS
The Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be initially assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this Article, each Director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
3.4    RESIGNATION AND VACANCIES
(a)    Any Director may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the Secretary. Except as otherwise provided in Section 3.4(b), such resignation shall take effect at the time specified in the written notice or, if the time is not specified, upon receipt of the notice; and, unless otherwise specified in the written notice, the acceptance of such resignation shall not be necessary to make it effective.
(b)    If a nominee for Director who is an incumbent Director fails to receive the affirmative vote of a majority of the votes cast at any meeting for the election of Directors, other than a contested election, at which a quorum is present or represented, such Director shall tender his or her resignation to the Board of Directors promptly after certification of the results of the stockholder vote, which resignation shall be irrevocable, but contingent upon the acceptance thereof by Board of Directors.
The Nominations and Governance Committee will consider any such tendered resignation and, within 60 days after certification of the results of the stockholder vote, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominations and Governance Committee will consider all factors deemed relevant by the members of the Nominations and Governance Committee, which may include, without limitation, (i) the reason or reasons it believes are why a majority of the votes cast at the meeting were voted “against” or “withheld” from such Director’s election, (ii) the qualifications of the Director, (iii) the Director’s contribution to the Corporation, (iv) the overall composition of the Board, including whether accepting the resignation would cause the Corporation to fail to meet any Securities and Exchange Commission or listing requirements, (v) the availability of other qualified Director candidates, (vi) whether the acceptance of the resignation would trigger a default or breach under a material agreement to which the Corporation is a party, and (vii) whether the Director’s resignation from the Board of Directors would be in the best interests of the Corporation and its stockholders. The Nominations and Governance Committee also will consider a range of possible alternatives concerning the Director’s tendered resignation as the members of the Nominations and Governance Committee deem appropriate, which may include, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominations and Governance Committee to have substantially resulted in such Director failing to receive the required number of votes for re-election.
The Board of Directors will take formal action on the Nominations and Governance Committee’s recommendation no later than 90 days after certification of the results of the stockholder vote. In considering the Nominations and Governance Committee’s recommendation, the Board of Directors will consider the information, factors and alternatives considered by the Nominations and Governance Committee and such additional information, factors and alternatives as the Board of Directors deems relevant.
Within four business days after the Board of Directors formally decides whether or not to accept the resignation tendered pursuant to this Section 3.4(b), the Corporation will publicly disclose that decision in a press release, in a Form 8-K or other filing with the Securities and Exchange Commission or by other public announcement, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.
Any Director whose resignation is being considered will not participate in the Nominations and Governance Committee’s recommendation or the decision of the Board of Directors on the resignation. If the resignations of a majority of the members of the Nominations and Governance Committee have become effective due to application of the majority vote standard under Section 2.8(c) of these Bylaws and this Section 3.4(b), then the remaining independent Directors will appoint a special committee from among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.
Neither the Nominations and Governance Committee nor the Board of Directors shall recommend or nominate for election any Director who fails to tender a resignation as required pursuant to this Section 3.4(b).
(c)    Except as otherwise required by law, vacancies on the Board of Directors, including vacancies resulting from acceptance by the Board of Directors of a resignation submitted in accordance with Section 3.4(b) of these Bylaws, will be filled in accordance with the Certificate; provided that the size of the Board of Directors may be decreased pursuant to the provisions of Section 3.2 of these Bylaws.
3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The Board of Directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6    MEETINGS
Meetings of the Board of Directors may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Secretary or any two Directors.
Notice of the time and place of meetings shall be delivered personally or by telephone to each Director or sent by first-class mail, electronic mail, facsimile or telegram, charges prepaid, addressed to each Director at the Director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally or by telephone, electronic mail, facsimile or telegram, it shall be delivered at least 48 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate it to the Director. The notice need not specify the purpose or, if the meeting is to be held at the principal executive office of the Corporation, the place of the meeting.
3.7    QUORUM
A majority of the total number of Directors then in office shall be present in person at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those Directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board of Directors, except as otherwise expressly required by law, the Certificate or these Bylaws. A Director who is in attendance at a meeting of the Board of Directors but who abstains from the vote on any matter by announcing his abstention to the person acting as secretary of the meeting and not voting on such matter shall not be deemed present at such meeting for purposes of the preceding sentence with respect to such vote, but shall be deemed present at such meeting for all other purposes.
3.8    WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the Certificate or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Directors, or members of a committee of Directors, need be specified in any written waiver of notice unless so required by the Certificate or these Bylaws.
3.9    ADJOURNED MEETING; NOTICE
If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.10    CONDUCT OF BUSINESS
Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Chief Executive Officer (if he or she is a Director), or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of any meeting shall determine the order of business and the procedures at the meeting.
3.11    ACTION BY MEANS OF CONFERENCE TELEPHONE OR SIMILAR COMMUNICATIONS EQUIPMENT
Any one or more members of the Board of Directors or any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
3.12    BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the Certificate or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
3.13    FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the Certificate or these Bylaws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
3.14    REMOVAL OF DIRECTORS
Except as otherwise required by law, Directors may be removed only in accordance with the provisions of the Certificate.
ARTICLE IV

COMMITTEES
4.1    COMMITTEES OF DIRECTORS
The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, with each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Except as expressly limited by law, the Certificate or these Bylaws, any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.
4.2    COMMITTEE MINUTES
Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
4.3    MEETINGS AND ACTION OF COMMITTEES
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (meetings), Section 3.7 (quorum), Section 3.8 (waiver of notice), Section 3.9 (adjournment and notice of adjournment), Section 3.10 (conduct of business), Section 3.11 (action by means of conference telephone or similar communications equipment) and 3.12 (action without a meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the Board of Directors and that notice of meetings of committees shall also be given to all alternate members, who shall, except as required by law, have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws and applicable law.
ARTICLE V

OFFICERS
5.1    OFFICERS
The officers of the Corporation shall be a Chief Executive Officer, one or more Vice Presidents, a Secretary, a Chief Financial Officer and a Controller. The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a President, a Chief Operating Officer, one or more Executive, Senior or Assistant Vice Presidents, Assistant Secretaries and any such other officers as may be appointed in accordance with the provisions of Section 5.2 of these Bylaws. Any number of offices may be held by the same person.
5.2    APPOINTMENT OF OFFICERS
Except as otherwise provided in this Section 5.2, the officers of the Corporation shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment. The Board of Directors may appoint, or empower an officer to appoint, such officers and agents of the business as the Corporation may require (whether or not such officer or agent is described in this Article V), each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or may be filled by the officer, if any, who appointed such officer.
5.3    REMOVAL AND RESIGNATION OF OFFICERS
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors or, in the case of an officer appointed by another officer, by such other officer.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.4    CHAIRMAN OF THE BOARD
The Chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board of Directors or as may be prescribed by these Bylaws.
5.5    CHIEF EXECUTIVE OFFICER
The Chief Executive Officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and the officers of the Corporation. He or she, if a Director, shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairman of the Board at all meetings of the Board of Directors. He or she shall have the general powers and duties of management usually vested in the chief executive officer of a corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.
The Chief Executive Officer shall, without limitation, have the authority to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.
5.6    PRESIDENT
Subject to such supervisory powers as may be given by these Bylaws or the Board of Directors to the Chairman of the Board or the Chief Executive Officer, if there be such officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. In the event a Chief Executive Officer shall not be appointed, the President shall have the duties of such office.
5.7    VICE PRESIDENT
In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a Vice President designated by the Board of Directors, shall perform all the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the Chief Executive Officer, the President or the Chairman of the Board.
5.8    SECRETARY
The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of Directors, committees of Directors, and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at Directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.
5.9    CHIEF FINANCIAL OFFICER
The Chief Financial Officer shall deposit all money and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the Chief Executive Officer and Directors, whenever they request it, an account of all of his or her transactions as treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.
5.10    ASSISTANT SECRETARY
The Assistant Secretary, or, if there is more than one, the Assistant Secretaries in the order determined by the stockholders or Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors or the stockholders may from time to time prescribe.
5.11    CONTROLLER
The Controller shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any Director. He or she shall render to the Chief Executive Officer, the President, the Chief Financial Officer and the Directors, whenever they request it, such reports as any of them may require, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.
5.12    AUTHORITY AND DUTIES OF OFFICERS
In addition to the foregoing authority and duties, all officers of the Corporation shall have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors or the stockholders.
ARTICLE VI

INDEMNITY
6.1    THIRD PARTY ACTIONS
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
6.2    ACTIONS BY OR IN THE RIGHT OF THE CORPORATION
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, employee or agent of Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
6.3    SUCCESSFUL DEFENSE
To the extent that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
6.4    DETERMINATION OF CONDUCT
Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the present or former Director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 6.1 and 6.2. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum or (3) if there are no such Directors, of if such Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
6.5    PAYMENT OF EXPENSES IN ADVANCE
Expenses (including attorney’s fees) incurred by an officer, Director, employee, agent, former Director or former officer of the Corporation in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI.
6.6    INDEMNITY NOT EXCLUSIVE
The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by‑law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
6.7    INSURANCE INDEMNIFICATION
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.
6.8    THE CORPORATION
For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI (including, without limitation the provisions of Section 6.4) with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
6.9    EMPLOYEE BENEFIT PLANS; FINES; SERVING AT THE REQUEST OF THE CORPORATION
For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.
6.10    CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
The indemnification and advance of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
6.11    SEVERABILITY
If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any Section of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any Section of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.
ARTICLE VII

RECORDS AND REPORTS
7.1    MAINTENANCE AND INSPECTION OF RECORDS
The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.
Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.
7.2    INSPECTION BY DIRECTORS
Any Director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a Director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a Director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the Director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.
7.3    REPRESENTATION OF SHARES OF OTHER CORPORATIONS
The Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or an Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors or the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
ARTICLE VIII

GENERAL MATTERS
8.1    CHECKS
From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.
8.2    EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
8.3    STOCK CERTIFICATES; PARTLY PAID SHARES
The shares of a corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or a vice-chairman of the Board of Directors, or the Chief Executive Officer, the President or any Vice President, and by the Chief Financial Officer, the Secretary or any Assistant Secretary representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
8.4    SPECIAL DESIGNATION ON CERTIFICATES
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and or rights.
8.5    LOST CERTIFICATES
Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
8.6    CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a Corporation and a natural person.
8.7    DIVIDENDS
The Directors of the Corporation, subject to any restrictions contained in the Certificate and these Bylaws, may declare and pay dividends upon the shares of its capital stock pursuant to the General Corporation Law of Delaware. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.
The Directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
8.8    FISCAL YEAR
The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
8.9    SEAL
The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
8.10    TRANSFER OF STOCK
Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.
8.11    STOCK TRANSFER AGREEMENTS
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.
8.12    REGISTERED STOCKHOLDERS
The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE IX

AMENDMENTS
9.1    AMENDMENTS
The original or other Bylaws of the Corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate, confer the power to adopt, amend or repeal Bylaws upon the Directors. The fact that such power has been so conferred upon the Directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws. Any adoption of new Bylaws or amendment or repeal of these Bylaws must be approved by the holders of two-thirds of the shares entitled to vote on such matter.

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